Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use and incorporation by reference in this Form 20-F of Blue Gold Limited of our report dated July 1, 2025, with respect to the consolidated financial statements of Blue Gold Holdings Limited as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from inception (November 9, 2023) through December 31, 2023. We also consent to the reference to us under the caption “Statement by Experts” in this Form 20-F of Blue Gold Limited.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

July 1, 2025